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                                    EXHIBIT 2

                                     FORM OF
                             LETTER TO STOCKHOLDERS



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                                                                    EXHIBIT 99.3


                         FORM OF LETTER TO STOCKHOLDERS

                    [PACIFIC GULF PROPERTIES INC. LETTERHEAD]


                                December __, 1997


Dear Pacific Gulf Stockholder:

        The Board of Directors of Pacific Gulf Properties Inc. has adopted a Stockholder Rights Plan intended to help assure that all stockholders would receive fair treatment in the event of any threatened hostile acquisition of the Company. A summary of the Stockholder Rights Plan is enclosed for your information. NO ACTION ON YOUR PART IS REQUIRED AT THIS TIME. YOU WILL BE NOTIFIED IF THE RIGHTS ARE EVER TRIGGERED AND BECOME EXERCISABLE.

        The Rights Plan has been adopted to protect the interests of our stockholders and to assist the Board of Directors in responding properly and effectively on behalf of the stockholders in the event of any hostile or coercive takeover attempt of the Company. The Rights Plan is not being adopted in response to any takeover attempt; rather, the Rights Plan is an attempt to provide the Board of Directors with adequate time and a full opportunity to consider any and all alternatives to such hostile action.

        It is worth noting that over 1,500 public United States companies and a great many REITs have already adopted comparable rights plans.

        The Rights will expire (unless previously triggered) on December 11, 2007 and, in certain circumstances, are subject to amendment or to redemption at $.001 per Right by the Board. The adoption of the Pacific Gulf Rights Plan does not weaken the financial strength of the current Company or interfere with its business plans. The issuance of the Rights has no current dilutive effect and will not affect earnings per share or change the way in which you can currently trade the Company's shares.

        In adopting the Rights Plan, the Board has expressed its confidence in the Company's future and its determination that our stockholders be given every opportunity to participate fully in that future. As always, our primary obligation is to enhance stockholder values.

        We appreciate your continuing support. Thank you.

                                        Sincerely,



                                        GLENN L. CARPENTER
                                        Chairman of the Board,
                                        Chief Executive Officer
                                        and President

Enclosure